Exhibit 10.1

SECOND AMENDMENT TO CONSULTING AGREEMENT

This SECOND AMENDMENT TO CONSULTING AGREEMENT is made as of the 2nd day of June, 2014 by and between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company (“Company”) and THOMAS C. STORTZ (“Consultant”).

WHEREAS, Consultant and Company desire to amend the Consulting Agreement dated February 16, 2011, as amended by the First Amendment to Consulting Agreement dated June 1, 2011 (the “First Amendment”), to remove the temporary suspension of the Consulting Agreement that was accomplished through the First Amendment, and to make additional changes as set forth herein;

NOW, THEREFORE, Company and Consultant agree as follows

1.              Capitalized Terms.  Capitalized terms used but not defined herein shall have the same meaning as set forth in the Consulting Agreement.

2.              Term.  Given Consultant’s retirement from Company effective June 2, 2014, the temporary suspension of the Consulting Agreement is hereby terminated, and the remaining Term of the Consulting Agreement shall commence on June 2, 2014, and shall end on April 1, 2015, subject to any cancellation or termination rights as set forth in the Consulting Agreement.

3.              Consideration.  Section 4 of the Consulting Agreement is hereby modified as follows:

a.              To give effect to a 1-for-15 reverse stock split that occurred after the date of the First Amendment, Consultant shall receive a single award of 15,596 RSUs on July 1, 2014;

b.              Because Company no longer grants OSOs, Consultant and Company agree to substitute Performance Restricted Stock Units (“PRSUs”), with performance objectives identical to those set forth in the April 1, 2014 grant of PRSUs to certain Company employees, for OSOs on a 1-for-1 basis.  Thus, giving effect for the reverse stock split referenced above, and in lieu of the quarterly grant of OSOs as described in the Consulting Agreement, Consultant shall receive a single award of 15,596 PRSUs on July 1, 2014.

The parties have contemporaneously executed a Restricted Stock Unit and Performance Restricted Stock Unit Award Agreement which shall govern the awards of RSUs and PRSUs set forth above.

4.              No Solicitation/No Competition.  The provisions of Section 12 of the Consulting Agreement, which initially applied for a period of 15 months from the Effective Date, shall be extended to apply through July 1, 2015 (and shall thereafter be of no force and effect).

5.              Release.  For and in consideration of the payments and benefits described in the Consulting Agreement and herein, and other good and valuable consideration, Consultant, for and on behalf of himself and his heirs, administrators, executors, and assigns, does fully and forever release, remise, and discharge Company, its affiliates and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, and with Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof that Consultant had, may have had, or now has against the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to Consultant’s employment or retirement, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  Consultant intends that the release contained herein shall constitute a general release of any and all claims that he may have against the Company Parties as of the date hereof to the fullest extent permissible by law.  Nothing in this paragraph, however, shall be construed to release the Company Parties from any liability for breach of this Consulting Agreement (as amended) or for breach of that certain Restricted Stock Unit and Performance Restricted Stock Unit Award Agreement between Company and Consultant dated June 2, 2014, or any other outstanding agreements between the parties, or between Consultant and affiliates of the Company.

6.              Entire Agreement.  This Second Amendment, together with the Consulting Agreement, the First Amendment and the Restricted Stock Unit and Performance Restricted Stock Unit Award Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documents relating to the subject matter hereof.  This Second Amendment may be modified only by an instrument executed by Company and Consultant.

7.              Severability.  If any provision of this Second Amendment is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Second Amendment shall be valid and enforceable to the fullest extent possible.

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Laurinda Y. Pang

Its:	Executive Vice President

CONSULTANT

/s/ Thomas C. Stortz
Thomas C. Stortz